AnorMED Inc.
200 – 20353 64th Ave	TEL (604) 530-1057
Langley, British Columbia	FAX (604) 530-0976
Canada V2Y 1N5	www.anormed.com

NEWS RELEASE
ANORMED AGREES TO SUPPORT A PLANNED TENDER OFFER OF US$12 PER
SHARE FROM MILLENNIUM PHARMACEUTICALS

For Immediate Release:	September 26, 2006
Vancouver, British Columbia — AnorMED Inc. ( NASDAQ:ANOR; TSX: AOM) today announced its Board of Directors has entered into a support agreement with respect to a planned tender offer by a wholly-owned subsidiary of Millennium Pharmaceuticals, Inc. (NASDAQ:MLNM) under which Millennium would acquire all of the outstanding common shares of AnorMED, including all common shares issuable on the exercise of outstanding stock options, for US$12.00 per share in cash.
AnorMED said its Board of Directors, with the assistance of its legal and financial advisors: i) determined that the planned Millennium offer is fair to all shareholders, ii) approved the support agreement with Millennium and iii) agreed to recommend that shareholders accept the Millennium offer on the terms contemplated by the support agreement when the offer is formally commenced.
The planned tender offer by Millennium represents a 21% premium to the closing price of AnorMED’s common shares on September 25, 2006, and a 40% premium to the unsolicited tender offer commenced by Genzyme Corp. (NASDAQ:GENZ) on September 1, 2006.
The support agreement also provides the AnorMED Board with the ability to withdraw, modify or change its support regarding a Millennium tender offer if the Board receives a superior competing proposal prior to the expiry of a Millennium tender offer. Millennium has the right to match any such superior proposal made by another bidder. If AnorMED’s Board accepts a superior proposal after Millennium decides not to match such proposal, Millennium will be entitled to a payment of US$19.5 million from AnorMED.
Goldman, Sachs & Co. acted as exclusive financial advisor to AnorMED.
Kenneth Galbraith, Chairman of the Board and Interim Chief Executive Officer of AnorMED, said, “In the three weeks since the launch of the unsolicited tender offer by Genzyme, we have conducted an open, timely, competitive process to consider strategic alternatives that would provide greater value for shareholders than the unsolicited tender offer by Genzyme at US$8.55 per common share.”
“We believe that the planned tender offer by Millennium will provide our shareholders with an immediate and certain value for their investment in AnorMED,” added Galbraith.
Both AnorMED’s largest shareholder and its Chairman, who collectively hold approximately 21.5% of the outstanding common shares of AnorMED, on a fully diluted basis, have entered into agreements with Millennium to tender their shares to Millennium’s bid when it is commenced, subject to their ability to withdraw such support in the event of a superior competing proposal prior to the expiry of a Millennium tender offer.
Completion of the tender offer is subject to certain customary conditions, including shareholders tendering at least 66 2/3 percent of the outstanding common shares, on a fully-diluted basis and the receipt of certain regulatory approvals.
When the formal offer is commenced by Millennium, AnorMED will file with the U.S. Securities and Exchange Commission (the “SEC”) and applicable securities commissions in Canada, a Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that will contain important information for shareholders to read, including the Board’s recommendation regarding the offer. The Directors’ Circular will be available free of charge on the SEC’s website at www.sec.gov, at www.sedar.com or from AnorMED’s Secretary at Suite 200 – 20353 64th Avenue, Langley, British Columbia, Canada V2Y 1N5; telephone (604) 530-1057. Other reports filed by or furnished to the SEC and applicable securities

2006-09-26 Millennium Offer
commission in Canada by AnorMED may be obtained free of charge at www.sec.gov, www.sedar.com or from AnorMED’s Secretary.
Update on the Genzyme Offer
The Board of Directors of AnorMED maintains its unanimous recommendation for shareholders to reject the Genzyme Offer of US$ 8.55 per common share in cash and not to tender their common shares to Genzyme. If shareholders have already tendered their common shares to the Genzyme Offer, the Board of Directors recommends that shareholders withdraw them immediately. For assistance in withdrawing their common shares, shareholders are urged to contact their broker or Kingsdale Shareholder Services Inc. at toll free 1-866-639-3460.
On September 5, 2006, AnorMED filed with the United States and Canadian securities regulatory authorities a Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in which AnorMED’s Board of Directors recommended that shareholders reject the September 1, 2006 unsolicited offer from Dematal Corp., a wholly-owned subsidiary of Genzyme Corporation. The Directors’ Circular describes the reasons for the Board’s recommendation that shareholders reject the Genzyme Offer. Investors and shareholders are strongly advised to read the Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, as well as any amendments and supplements to those documents, because they contain important information. Investors and shareholders may obtain a copy of the Directors’ Circular at www.sedar.com and the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 from the SEC website at www.sec.gov. Free copies of these documents can also be obtained by directing a request to AnorMED’s Secretary at Suite 200 -20353 64th Avenue, Langley, British Columbia, Canada V2Y 1N5; telephone (604) 530-1057. Other reports filed by or furnished by AnorMED to the SEC and applicable securities commission in Canada may also be obtained free of charge at www.sec.gov, www.sedar.com or from AnorMED’s Secretary. More information about AnorMED is available online at www.anormed.com. YOU SHOULD READ THE DIRECTORS’ CIRCULAR OR TENDER OFFER SOLICITATION/RECOMMENDATION STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE GENZYME OFFER.
About AnorMED Inc.
AnorMED is a chemistry-based biopharmaceutical company focused on the discovery, development and commercialization of new therapeutic products in the areas of hematology, oncology and HIV, based on the Company’s research into chemokine receptors.
The Company’s product pipeline includes MOZOBIL, currently in pivotal Phase III studies in cancer patients undergoing stem cell transplants; AMD070, currently in proof of principle Phase I/II studies in HIV patients; and several novel classes of compounds in pre-clinical development that target specific chemokine receptors known to be involved in a variety of diseases.
About Millennium
Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates. The Company’s website is http://www.millennium.com.
FORWARD LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, and forward looking information within the meaning of applicable securities laws in Canada, (collectively referred to as “forward-looking statements”). Statements, other than statements of historical fact, are forward-looking statements and include, without limitation, statements regarding the Company’s strategy, future operations, timing and completion of clinical trials, prospects and plans and objectives of management. The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are often intended to identify forward-looking statements, which include underlying assumptions, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the beliefs, outlooks, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements.
Although our management believes that the expectations represented by such forward-looking statements are reasonable, there is significant risk that the forward-looking statements may not be achieved, and the underlying assumptions thereto will not prove to be accurate.

2006-09-26 Millennium Offer
Forward-looking statements in this news release include, but are not limited to, statements about: a planned tender offer by a wholly-owned subsidiary of Millennium under which Millennium would acquire all of the outstanding common shares of AnorMED, including all common shares issuable on the exercise of outstanding stock options, for US$12.00 per share in cash; AnorMED’s Boards’ expectation that it will recommend that shareholders accept the Millennium offer when it is commenced; the possibility that AnorMED’s Board may receive a superior competing proposal prior to the expiry of a Millennium tender offer; AnorMED’s expectation that Millennium will be entitled to payment of US$19.5 million from AnorMED if AnorMED’s Board accepts a superior proposal that Millennium decides not to match; AnorMED’s expectation that its largest shareholder and chairman will tender their shares to the Millennium tender offer; AnorMED’s expectation that, when a formal offer is commenced by Millennium, AnorMED will file with the SEC and applicable securities commissions in Canada, a Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that will contain important information for shareholders to read, including the Board’s recommendation regarding the offer; AnorMED’s plans to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED’s expectation that it will initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients; and AnorMED’s expectation that it can clinically develop its second product, AMD070, now in Phase I/II clinical trials in HIV patients.
With respect to the forward-looking statements contained in this news release, the Company has made numerous assumptions regarding, among other things: Millennium’s ability to complete a tender offer for US$12.00 per share in cash, which includes Millennium’s ability to acquire at least 66 2/3 percent of AnorMED’s outstanding common shares, on a fully-diluted basis, and Millennium’s ability to receive certain regulatory approvals required to complete the tender offer; AnorMED’s ability to pay Millennium US$19.5 million if AnorMED’s Board accepts a superior proposal that Millennium decides not to match; AnorMED’s ability, when a formal offer is commenced by Millennium, to file with the SEC and applicable securities commissions in Canada, a Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9; AnorMED’s ability to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED’s ability to initiate its clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients; and AnorMED’s ability to clinically develop its second product, AMD070, now in Phase I/II clinical trials in HIV patients. The foregoing list of assumptions is not exhaustive.
Actual results or events could differ materially from the plans, intentions and expectations expressed or implied in any forward looking statements, including the underlying assumptions thereto, as a result of numerous risks, uncertainties and other factors including: Millennium may not have the ability to, among other things, acquire at least 66 2/3 percent of AnorMED’s outstanding common shares, on a fully-diluted basis and receive the regulatory approvals required in order to complete the tender offer for US$12.00 per share; AnorMED’s Board may not receive a superior competing proposal prior to the expiry of a Millennium tender offer; AnorMED may not have the ability to pay Millennium US$19.5 million if AnorMED’s Board accepts a superior proposal that Millennium decides not to match; AnorMED may not have the ability to file with the SEC and applicable securities commissions in Canada, a Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, when a formal offer is commenced by Millennium; AnorMED’s largest shareholder and chairman may withdraw, modify or change their support regarding a Millennium tender offer if the Board accepts a superior competing proposal prior to the expiry of a Millennium tender offer; AnorMED may not have the ability to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED may not have the ability to initiate its clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients; AnorMED may not have the ability to clinically develop its second product, AMD070, now in Phase I/II clinical trials in HIV patients; AnorMED may not be able to develop and obtain regulatory approval for MOZOBIL in stem cell transplant indications and any future product candidates in its targeted indications; AnorMED may not be able to establish marketing and sales capabilities for launching MOZOBIL in stem cell transplant indications; the costs of any future products in AnorMED’s targeted indications may be greater than anticipated; AnorMED relies on third parties for the continued supply and manufacture of MOZOBIL; AnorMED may face unknown risks related to intellectual property matters; and AnorMED may face competition from other pharmaceutical or biotechnology companies.
Although we have attempted to identify the forward-looking statements, the underlying assumptions, and the risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in the forward-looking statements. In addition to the forward-looking statements and associated risks set out in this news release, investors and shareholders are strongly advised to refer to the additional assumptions and risks set out in the section entitled “CAUTION REGARDING FORWARD-LOOKING STATEMENTS” in the Company’s Directors’ Circular dated September 5, 2006, available free of charge at www.sedar.com or from AnorMED’s Secretary. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise, after the date hereof, except as may be required by law.
For further information:
Company Contact: Kenneth Galbraith, Chairman and Interim CEO, Tel: 604-889-5320
Kim Nelson, Ph.D., Manager, Investor Relations, Tel: 604-532-4654, Cell: 604-614-2886, Email: knelson@anormed.com
Media Contact: Karen Cook, James Hoggan & Associates, Tel: 604-742-4252 or 739-7500, Email: kcook@hoggan.com